Exhibit 24.1


                                POWER OF ATTORNEY



         Know All Persons By These Presents, that the undersigned, Dennis T. Mitchell, whose signature appears below constitutes and appoints Danny R. Gibbs and Tony G. Gibbs, or either of them, his attorneys-in-fact, for such person in any and all capacities, to sign the Annual Report on Form 10-K for the year ended December 31, 1996, of Gibbs Construction, Inc., any amendments thereto and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that either of said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.



/s/ Dennis T. Mitchell
Dennis T. Mitchell


Dated: March 25, 1997


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